FOR IMMEDIATE RELEASE:
Contact:
Thomas R. Quinn, Jr.
President & CEO
Phone 717.530.2648
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports Third Quarter Operating Results;
Risk Assets Remain Stable

•
Nonaccrual loans and other risk assets at September 30, 2012 remained stable at $64.4 million, compared to $63.4 million at June 30, 2012, resulting in significantly lower provision for loan losses of $5.1 million for the quarter ended September 30, 2012, compared to $23.0 million for the quarter ended June 30, 2012.

•	Nonaccrual loans and other risk elements of $64.4 million represent a 43.4% reduction from December 31, 2011’s total of $113.8 million.
•	Quarterly pre-tax loss narrowed to $2.3 million for the three months ended September 30, 2012, compared to $17.2 million for the quarter ended June 30, 2012.

SHIPPENSBURG, PA (October 29, 2012) Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF) announced today a net loss for the quarter ended September 30, 2012 of $21.4 million, driven primarily by a $19.9 million non-cash valuation allowance against the deferred tax asset. These results compared to net income in the third quarter of 2011 of $4.3 million.  On a year-to-date basis, net loss totaled $39.5 million for the nine months ended September 30, 2012 compared to $2.5 million for the same period in 2011. During the third quarter of 2012, the Company recorded a $19.9 million valuation allowance against its deferred tax asset.  Excluding this valuation allowance, the net loss would have been $1.5 million and $19.6 million for the three and nine months ended September 30, 2012, respectively.  According to accounting rules, deferred tax asset valuation allowances may be reversed in future periods.

Diluted earnings (loss) per share amounted to ($2.65) for the quarter ended September 30, 2012, as compared to $0.54 for the third quarter of 2011.  On a year-to-date basis, diluted loss per share amounted to ($4.90) for the nine months in 2012, compared to ($0.31) for the same period in 2011. Excluding the aforementioned valuation allowance on the deferred tax asset, diluted loss per share would have equaled ($0.18) and ($2.43) for the three and nine months ended September 30, 2012, respectively.

Thomas R. Quinn, Jr., President & CEO, commented, “We are encouraged that during the third quarter of 2012 our nonaccrual loans and other risk elements stabilized on a linked quarter basis, and were reduced by 43.4% since December 31, 2011, allowing us to significantly decrease our provision for loan losses compared to the most recent three quarters.  Our allowance for loan losses as a percentage of total loans was 4.57% at September 30, 2012; and although this is high compared to our peers, it is principally a general reserve, as we have taken specific charge-offs on loans determined to be impaired. As a result, the provision for loan losses during the third quarter essentially matched the net charge-offs for the quarter.”

Quinn continued, “During the third quarter, we strengthened our executive management team by hiring a new Chief Operating Officer, Chief Financial Officer and Chief Risk Officer. Orrstown’s management team is committed to asset remediation and strengthening our balance sheet to better position the Bank for the future.  We continue to satisfy the quantitative tests to be deemed well capitalized by regulatory standards, and are diligently working to strengthen earnings and capital.”

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OPERATING RESULTS

Net Interest Income

Net interest income totaled $9.0 million for the three months ended September 30, 2012, a $3.8 million, or 29.7%, decrease compared to the $12.8 million earned in the same period in 2011. For the nine months ended September 30, 2012, net interest income totaled $29.4 million, a decrease of $8.6 million from the $38.0 million earned in the same period in 2011. The decline in net interest income is a result of both a decline in the average interest rate earned as well as a decrease in the volume of interest earning assets. The net interest margin for the three months ended September 30, 2012, was 3.10%, compared to 3.66% for the same period in 2011. On a year-to-date basis, 2012’s net interest margin was 3.16%, as compared to 3.69% for the same period in 2011. The increase in the level of loans on nonaccrual status, combined with the low interest rate environment in which proceeds from asset sales and maturities have been reinvested, has put pressure on the Company’s net interest margin. Also contributing to the decrease in net interest income was a $125 million decline in average interest earning assets to $1.32 billion for the nine months ended September 30, 2012, from an average of $1.44 billion for the first nine months of 2011. During the past year, the Company has been able to effectively manage its cost of funds, which declined to 0.61% for the nine months ended September 30, 2012, an improvement over the cost of funds of 0.77% for the same period in 2011.

Provision for Loan Losses

The provision for loan losses for the three months ended September 30, 2012 totaled $5.1 million, a decrease of $2.8 million compared to the third quarter of 2011’s provision of $7.9 million and a decrease of $17.9 million when compared to the second quarter of 2012’s provision of $23.0 million. On a year-to-date basis, the provision for loan losses was $47.3 million for the nine months ended September 30, 2012, compared to $32.3 million for the same period in 2011. The Company’s net charge offs during the nine months ended September 30, 2012 were $54.3 million, compared to $22.7 million for the same period in 2011. In 2012 the Company began charging off all specific reserves provided on impaired loans against the allowance for loan losses. This elevated level of charge offs significantly increased our two-year average historical loss factors, leading to additional general reserves required on non-criticized loans.

See the further discussion in the “Asset Quality” section below.

Noninterest Income

Noninterest income, excluding securities gains, totaled $4.9 million for the three months ended September 30 2012, compared to $6.6 million for the same period in 2011. For the nine months ended September 30, 2012, noninterest income, excluding securities gains,  totaled $13.3 million, compared to $16.0 million for the same period in 2011.

The Company sold its merchant processing business in the third quarter of 2011.  This business had contributed $1.3 million and $1.9 million in revenues for the three and nine months ended September 30, 2011, respectively, including the recognition of a gain of $995 thousand. In 2012, income recognized on merchant services consisted of amounts previously held back as gain until all conditions of the sales contract were satisfied.  Noninterest income for the three and nine months ended September 30, 2011 was favorably influenced by the sale of interest rate swaps of $673 thousand and $791 thousand, respectively, with no similar gains occurring in 2012.

Securities gains (losses) totaled ($2) thousand and $4.8 million for the three and nine months ended September 30, 2012, respectively, compared to $2.4 million and $3.2 million for the same periods in 2011.  Asset/liability management strategies, interest rate conditions, as well as maintaining capital levels,  factored into the decision to take elevated levels of security gains in the year-over-year period.

Noninterest expenses

Noninterest expenses amounted to $11.1 million for the three months ended September 30, 2012 compared to $10.8 million for the corresponding prior year period, an increase of 2.8%. On a year-to-date basis, noninterest expenses totaled $32.7 million for the nine months ended September 30, 2012, an increase of 9.0%, or $2.7 million, compared to $30.0 million for the same period in 2011.  Asset quality and regulatory matters have contributed significantly to the increase in noninterest expenses. Collection and problem loan expenses totaled $593 thousand and $1.9 million, respectively, for the three and nine months ended September 30 2012, compared to $359 thousand and $690 thousand, respectively, for the same periods in 2011. Real estate owned expenses, which include write-downs of properties to fair value less costs to dispose, totaled $230 and $706, respectively, for the three and nine months ended

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September 30, 2012, compared to $235 thousand and $313 thousand, respectively, for the same periods in 2011. Professional service fees, including loan review assistance, legal fees and accounting expenses, have increased $300 thousand from $2.0 million for the nine months ended September 30, 2011 to $2.3 million in the same period in 2012. The increased complexity of the business, as well as complying with regulatory orders received in the first quarter of 2012, have led to additional assistance required from professional service providers.  Despite the increase in professional services costs on a year-to-date basis, for the three months ended September 30, 2012, professional services costs declined $400 thousand as compared to the same period in 2011.  This decrease was due to our retention in the third quarter of 2011 of third party service providers to assist us as we re-engineered our credit administration, loan review and loan workout functions, and hired regulatory consulting firms as we worked through regulatory matters.

As a result of the increase in noninterest expense, combined with declining net interest income, the Company’s efficiency ratio for the first nine months of 2012 increased to 71.7%, compared to 52.6% for the same period in 2011. The efficiency ratio expresses noninterest expense as a percentage of tax equivalent net interest income and noninterest income, excluding securities gains.  As the Company continues to address its asset quality issues and regulatory concerns, it anticipates the efficiency ratio will remain elevated in comparison to prior year’s results.

Income Taxes

During the quarter ended September 30, 2012, we evaluated our $19.9 million net deferred tax asset, which principally resulted from credit and credit related losses and expenses that the Company has recently experienced.  As a result of the taxable losses that have been generated during 2012, and our inability to fully offset the tax against the two preceding carryback years allowed by tax regulation, our net deferred tax asset is dependent on tax planning strategies and future taxable income.  Based on forecasted taxable income in the near future, combined with limited tax planning strategies, we were not able to conclude that the deferred tax asset would more likely than not be realized in its entirety, and as such, a valuation allowance was established for the full amount.   The valuation allowance represents a non-cash charge to income tax expense, and will be recoverable in future years as the Company returns to profitability.

FINANCIAL CONDITION

Assets decreased $248 million to $1.27 billion at September 30, 2012 from September 30, 2011. The Company has implemented a strategy designed to slow loan growth and reduce its risk weighted asset levels in order to maintain capital ratios at levels that exceed well capitalized limits.  Much of the reduction in the balance sheet was in the Company’s loan portfolio.  At September 30, 2012, loans, net of the allowance for loan losses, have declined by $196 million from September 30, 2011, with the net payoffs temporarily invested in interest bearing deposits with banks.

The decline in deposits of $166 million as of September 30, 2012 compared to September 30, 2011 is also part of the balance sheet deleveraging strategy designed to focus on core deposits and reduce levels of wholesale and institutional deposits.

Shareholders’ Equity

Shareholders’ equity totaled $87.3 million at September 30, 2012, a decrease of $71.9 million, or 45.1%, from $159 million at September 30, 2011. This decrease was primarily the result of the net loss posted for the period which includes the $19.9 million valuation allowance established on the net deferred tax asset, coupled with a decline in accumulated other comprehensive income.  Despite the decline in shareholders’ equity, the Company’s regulatory capital ratios continue to exceed all regulatory minimums to be considered well capitalized. At September 30, 2012 the Company’s regulatory capital ratios consisted of a Tier-1 Leverage ratio of 6.5%, a Tier-1 Risk-based capital ratio of 9.6%, and a Total Risk-based capital ratio of 10.9%.

Asset Quality

During the second quarter of 2011, the Company began to experience deterioration in asset quality as a result of continued softness in economic conditions and collateral values. During 2012, the Company continued to actively identify and monitor nonperforming assets and other risk assets, and acted aggressively to remediate these issues.  Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and real estate owned, totaled $64.4 million at September 30, 2012, a 1.6% increase from June 30, 2012, but a significant improvement of $49.4 million from December 31, 2011 and an improvement of $9.7 million from September 30, 2011.

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Nonaccrual loans at September 30, 2012 totaled $57.8 million, an increase of $26.6 million from September 30, 2011, but a decrease of $25.9 million from December 31, 2011’s balance of $83.7 million. The Company’s focus on asset quality remediation, including loan workouts, additional information gathered from borrowers or additional structural enhancements, and sales of non-performing assets to third parties has driven this significant reduction over year end 2011. This net decrease in nonaccrual loans for the nine months ended September 30, 2012 was the result of $55.1 million in loans charged off, $39.7 million in proceeds received from loan sales and net pay downs, $5.0 million of loans returned to accrual status, and $2.7 million of loans foreclosed on and transferred to real estate owned, offset by $76.6 million of loans being moved to nonaccrual status during the period, including $19.3 million previously classified as accruing restructured loans.

During the first nine months of 2012, the Company received payments/payoffs on restructured loans totaling $4.3 million, and charged-off $1.5 million in connection with loan workouts.  Additionally, $19.3 million of restructured loans were migrated to nonaccrual status either due to missed payments or the Company’s determination that the borrowers would not be able to keep their payments current for a sustainable period of time.  Offsetting these declines was a $300 thousand nonaccruing troubled debt restructuring that was returned to accrual status.

The allowance for loan losses totaled $36.7 million at September 30, 2012, an $11.0 million increase from September 30, 2011.  As of September 30, 2012, the ratio of the allowance for loan losses to total loans was 4.57%, compared to 2.60% as of September 30, 2011.  The ratio of the allowance for loan losses to nonaccrual loans and restructured loans still accruing increased to 60.27% at September 30, 2012, from 37.57% at September 30, 2011. The increase in the coverage ratios reflect lower levels of risk assets, particularly the significant decrease in non-performing assets discussed above.

A priority of the Company is to continue to work through its nonaccrual loans and other risk elements, in an attempt to reduce the levels of these underperforming assets.  As new information is learned about borrowers or updated appraisals on real estate with lower fair values are obtained, the Company may continue to experience additional impaired loans.  Through increased human resources allocated to credit related issues, the Company believes it can continue to mitigate its risk of loss, and to reduce its level of nonaccrual and classified loans.

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(Dollars in thousands, except per share data)	September 30, 2012	September 30, 2011

For Quarter Ended:
Net income (loss)	$(21,352)	$4,314
Diluted earnings (loss) per share	$(2.65)	$0.54
Dividends per share	$0.00	$0.23
Return on average assets	(6.50%)	1.11%
Return on average equity	(79.60%)	10.82%
Return on average tangible assets (1)	(6.50%)	1.13%
Return on average tangible equity (1)	(80.22%)	12.54%
Net interest income	$9,029	$12,825
Net interest margin	3.10%	3.66%

	September 30, 2012	September 30, 2011

For Nine Months Ended:
Net income (loss)	$(39,484)	$(2,482)
Diluted earnings (loss) per share	$(4.90)	$(0.31)
Dividends per share	$0.00	$0.69
Return on average assets	(3.80%)	(0.22%)
Return on average equity	(44.87%)	(2.06%)
Return on average tangible assets (1)	(3.80%)	(0.21%)
Return on average tangible equity (1)	(45.12%)	(2.27%)
Net interest income	$29,417	$38,023
Net interest margin	3.16%	3.69%

Balance Sheet Highlights:	September 30, 2012	September 30, 2011
Assets	$1,269,319	$1,517,315
Loans, gross	811,787	996,488
Allowance for loan losses	36,700	25,677
Deposits	1,120,463	1,286,901
Shareholders' equity	87,320	159,171
Tangible equity (1)	86,436	138,630

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(1) Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible assets and return on average tangible equity are other non-GAAP-based financial measures calculated using non-GAAP-based amounts.  The most directly comparable GAAP-based measures are return on average assets and return on average equity, which are calculated using GAAP-based amounts.  The Company calculates the return on average tangible assets and equity by excluding the balance of intangible assets and their related amortization expense, net of tax, from the calculation of return on average assets and equity.  Management uses the return on average tangible assets and equity to assess the Company’s core operating results and believes that this is a better measure of our operating performance, as it is based on the Company's tangible assets and capital.  Further, we believe that by excluding the impact of purchase accounting adjustments it allows for a more meaningful comparison with the Company's peers, particularly those that may not have acquired other companies.  Lastly, the exclusion of goodwill and intangible assets is consistent with the treatment by bank regulatory agencies, which exclude these amounts from the calculation of risk-based capital ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  A reconciliation of return on average assets and equity to return on average tangible assets and equity, respectively, is set forth below.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

Return on average assets (GAAP basis)	(6.50%)	1.11%	(3.80%)	(0.22%)
Effect of excluding average intangible
assets and related amortization, net of tax	0.00%	0.02%	0.00%	0.01%
Return on average tangible assets	(6.50%)	1.13%	(3.80%)	(0.21%)

Return on average equity (GAAP basis)	(79.60%)	10.82%	(44.87%)	(2.06%)
Effect of excluding average intangible
assets and related amortization, net of tax	(0.62%)	1.72%	(0.25%)	(0.21%)
Return on average tangible equity	(80.22%)	12.54%	(45.12%)	(2.27%)

Tangible equity is a non-GAAP financial measure calculated using non-GAAP based amounts.  The most directly comparable GAAP based measure is shareholders’ equity.  In order to calculate tangible equity, Company management subtracts intangible assets from shareholders’ equity.  A reconciliation of tangible equity to shareholders’ equity is set forth below.

	September 30,	December 31,	September 30,
(Dollars in thousands)	2012	2011	2011
For Three Months Ended:
Shareholders' equity	$87,320	$128,197	$159,171
Less: intangible assets	884	1,041	20,541
Tangible equity	$86,436	$127,156	$138,630

This release references tax-equivalent net interest income which is a non-GAAP financial measure.  Tax-equivalent net interest income is derived from GAAP interest income and net interest income using an assumed tax rate of 35%.  We believe the presentation of net interest income on a tax–equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.

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The following reconciles net interest income to net interest income on a fully taxable equivalent basis:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2012	2011	2012	2011

Net interest income	$9,029	$12,825	$29,417	$38,023
Effect of tax exempt income	545	720	1,780	2,122
Net interest income, tax equivalent basis	$9,574	$13,545	$31,197	$40,145

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)*	(Unaudited)
	September 30,	December 31,	September 30,
(Dollars in thousands, Except per Share Data)	2012	2011	2011
Assets
Cash and due from banks	$13,960	$19,630	$16,233
Federal funds sold	0	0	0
Cash and cash equivalents	13,960	19,630	16,233

Short-term investments	0	0	248
Interest bearing deposits with banks	93,644	90,039	65,398
Restricted investments in bank stock	10,615	11,758	9,757
Securities available for sale	291,649	310,365	354,042

Loans held for sale	8,049	2,553	7,470
Loans	803,738	965,440	989,018
Less: Allowance for loan losses	(36,700)	(43,715)	(25,677)
Net Loans	775,087	924,278	970,811

Premises and equipment, net	26,929	27,183	27,125
Cash surrender value of life insurance	24,797	24,147	23,903
Goodwill and intangible assets	884	1,041	20,541
Accrued interest receivable	3,696	4,548	5,172
Other assets	28,058	31,108	24,085
Total assets	$1,269,319	$1,444,097	$1,517,315

Liabilities
Deposits:
Non-interest bearing	$113,115	$111,930	$116,839
Interest bearing	1,007,348	1,104,972	1,170,062
Total deposits	1,120,463	1,216,902	1,286,901

Short-term borrowings	12,066	35,013	27,534
Long-term debt	37,808	53,798	34,120
Accrued interest and other liabilities	11,662	10,187	9,589
Total liabilities	1,181,999	1,315,900	1,358,144

Shareholders' Equity
Preferred Stock, $1.25 par value per share; 500,000 shares authorized;
no shares issued or outstanding	0	0	0
Common stock, no par value - $ 0.05205 stated value per share
50,000,000 shares authorized; 8,066,091, 8,055,787
and 8,041,067 shares issued; 8,065,279; 8,054,975
and 8,040,255 shares outstanding	420	419	419
Additional paid - in capital	122,616	122,514	122,324
Retained earnings (accumulated deficit)	(38,289)	1,195	30,676
Accumulated other comprehensive income	2,593	4,089	5,772
Treasury stock - common, 812 shares, at cost	(20)	(20)	(20)
Total shareholders' equity	87,320	128,197	159,171
Total liabilities and shareholders' equity	$1,269,319	$1,444,097	$1,517,315

*The consolidated balance sheet at December 31, 2011 has been derived from audited financial statements at that date.

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, Except per Share Data)	2012	2011	2012	2011
Interest and dividend income
Interest and fees on loans	$9,567	$12,406	$30,717	$37,224
Interest and dividends on investment securities
Taxable	768	2,287	3,105	6,746
Tax-exempt	325	756	1,413	2,296
Short-term investments	71	42	214	87
Total interest and dividend income	10,731	15,491	35,449	46,353

Interest expense
Interest on deposits	1,519	2,322	5,359	7,206
Interest on short-term borrowings	20	68	113	286
Interest on long-term debt	163	276	560	838
Total interest expense	1,702	2,666	6,032	8,330

Net interest income	9,029	12,825	29,417	38,023
Provision for loan losses	5,100	7,900	47,300	32,325
Net interest income after provision for loan losses	3,929	4,925	(17,883)	5,698

Noninterest income
Service charges on deposit accounts	1,564	1,674	4,626	4,804
Other service charges, commissions and fees	368	323	966	1,020
Trust department income	1,096	1,046	3,348	3,092
Brokerage income	364	372	1,148	1,260
Mortgage banking activities	931	927	2,143	2,259
Earnings on life insurance	251	256	749	836
Merchant processing revenue	149	1,310	149	1,850
Other income	159	692	145	916
Investment securities gains (losses)	(2)	2,351	4,824	3,199
Total noninterest income	4,880	8,951	18,098	19,236

Noninterest expenses
Salaries and employee benefits	4,874	4,690	14,508	13,698
Occupancy expense	491	477	1,518	1,516
Furniture and equipment	754	672	2,159	2,045
Data processing	171	375	434	1,036
Telephone	137	141	479	482
Advertising and bank promotions	434	276	1,115	830
FDIC Insurance	788	690	2,019	2,002
Professional services	729	1,125	2,281	1,993
Taxes other than income	231	226	695	636
Collection expense	593	359	1,890	690
OREO Expense	230	235	706	313
Intangible asset amortization	52	52	157	157
Other operating expenses	1,649	1,509	4,788	4,590
Total noninterest expenses	11,133	10,827	32,749	29,988
Income (loss) before income tax (benefit)	(2,324)	3,049	(32,534)	(5,054)
Income tax expense (benefit)	19,028	(1,265)	6,950	(2,572)
Net income (loss)	$(21,352)	$4,314	$(39,484)	$(2,482)

Per share information:
Basic earnings (loss) per share	$(2.65)	$0.54	$(4.90)	$(0.31)
Diluted earnings (loss) per share	(2.65)	0.54	(4.90)	(0.31)
Dividends per share	0.00	0.23	0.00	0.69
Average shares and common stock equivalents outstanding	8,065,268	8,026,925	8,061,682	8,017,550

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ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis

	Three Months Ended
	September 30, 2012			September 30, 2011
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold
& interest bearing
bank balances	$106,059	$71	0.27%	$48,621	$42	0.34%
Securities	295,578	1,268	1.71	408,951	3,450	3.38
Loans	827,553	9,937	4.78	1,002,964	12,719	4.97
Total interest-earning
assets	1,229,190	11,276	3.65	1,460,536	16,211	4.38
Other assets	77,234			87,511
Total	$1,306,424			$1,548,047

Liabilities and Shareholders' Equity
Interest bearing
demand deposits	$495,095	$248	0.20	$503,972	$415	0.33
Savings deposits	73,757	31	0.17	72,845	36	0.20
Time deposits	439,628	1,240	1.12	585,030	1,871	1.27
Short term borrowings	20,647	20	0.39	53,015	68	0.51
Long term debt	38,006	163	1.71	43,192	276	2.55
Total interest bearing
liabilities	1,067,133	1,702	0.63	1,258,054	2,666	0.84
Non-interest bearing
demand deposits	122,050			121,749
Other	10,611			10,094
Total Liabilities	1,199,794			1,389,897
Shareholders' Equity	106,630			158,150
Total	$1,306,424		0.55%	$1,548,047		0.72%
Net interest income (FTE)/
net interest spread		9,574	3.02%		13,545	3.54%
Net interest margin			3.10%			3.66%
Tax-equivalent adjustment		(545)			(720)
Net interest income		$9,029			$12,825

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ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis

	Nine Months Ended
	September 30, 2012			September 30, 2011
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold
& interest bearing
bank balances	$108,526	$214	0.26%	$32,184	$87	0.36%
Securities	322,369	5,279	2.19	413,483	10,277	3.32
Loans	887,111	31,736	4.78	997,504	38,111	5.06
Total interest-earning
assets	1,318,006	37,229	3.77	1,443,171	48,475	4.46
Other assets	70,605			89,389
Total	$1,388,611			$1,532,560

Liabilities and Shareholders' Equity
Interest bearing
demand deposits	$517,094	$1,008	0.26	$463,737	$1,280	0.37
Savings deposits	74,236	93	0.17	70,784	110	0.21
Time deposits	471,006	4,258	1.21	593,612	5,816	1.31
Short term borrowings	37,058	113	0.41	73,882	286	0.52
Long term debt	45,558	560	1.64	46,027	838	2.43
Total interest bearing
liabilities	1,144,952	6,032	0.70	1,248,042	8,330	0.89
Non-interest bearing
demand deposits	116,194			113,662
Other	9,914			9,901
Total Liabilities	1,271,060			1,371,605
Shareholders' Equity	117,551			160,955
Total	$1,388,611		0.61%	$1,532,560		0.77%
Net interest income (FTE)/
net interest spread		31,197	3.07%		40,145	3.57%
Net interest margin			3.16%			3.69%
Tax-equivalent adjustment		(1,780)			(2,122)
Net interest income		$29,417			$38,023

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Nonperforming Assets / Risk Elements
	September 30,	June 30,	December 31,	September 30,
(Dollars in Thousands)	2012	2012	2011	2011
Nonaccrual loans (cash basis)	$57,780	$56,917	$83,697	$31,174
Other real estate (OREO)	2,575	2,337	2,165	2,754
Total nonperforming assets	60,355	59,254	85,862	33,928
Restructured loans still accruing	3,113	2,831	27,917	37,175
Loans past due 90 days or more and still accruing	923	1,275	0	2,956
Total risk assets	$64,391	$63,360	$113,779	$74,059

Loans 30-89 days past due	$5,435	$6,219	$6,723	$21,365

Asset quality ratios:
Total nonaccrual loans to loans	7.19%	6.79%	8.67%	3.15%
Total nonperforming assets to assets	4.75%	4.46%	5.95%	2.24%
Total nonperforming assets to total loans and OREO	7.49%	7.05%	8.87%	3.42%
Total risk assets to total loans and OREO	7.99%	7.54%	11.76%	7.47%
Total risk assets to total assets	5.07%	4.77%	7.88%	4.88%

Allowance for loan losses to total loans	4.57%	4.32%	4.53%	2.60%
Allowance for loan losses to nonaccrual loans	63.52%	63.66%	52.23%	82.37%
Allowance for loan losses to nonaccrual and
restructured loans still accruing	60.27%	60.65%	39.17%	37.57%

Roll Forward of  Allowance for Loan Losses
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in Thousands)	2012	2011	2012	2011

Balance at beginning of period	$36,235	$27,212	$43,715	$16,020
Provision for loan losses	5,100	7,900	47,300	32,325
Recoveries	510	4	2,808	27
Loans charged-off	(5,145)	(9,439)	(57,123)	(22,695)
Balance at end of period	$36,700	$25,677	$36,700	$25,677

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About the Company:

With $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and including the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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